Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Third Quarter 2016 Results

Company posts record operating profit for first nine months of 2016; Q3 operating profit of $78 million,

or 10.4 percent of net sales, is inclusive of $11.5 million non-cash pension settlement charge

FINDLAY, Ohio, Oct. 31, 2016 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2016 net income of $49 million, or diluted earnings per share of $0.90, compared with $53 million, or $0.93 per share, last year. The quarter included a non-cash pension settlement charge of $11.5 million related to lump-sum distribution of benefits offered to certain former employees. Excluding the non-cash pension settlement charge, diluted earnings per share for the third quarter would have been $1.04.

Third Quarter Highlights:

•	Unit volume was approximately flat with a year ago.
•	Net sales decreased 4.0 percent to $751 million.
•	Including the $11.5 million non-cash pension settlement charge, operating profit decreased 4.8 percent year-over-year to $78 million, or 10.4 percent of net sales, while diluted earnings per share were $0.90 compared with $0.93 per share a year ago.
•	Excluding the $11.5 million non-cash pension settlement charge, operating profit would have been $90 million or 11.9 percent of net sales, and diluted earnings would have been $1.04 per share.
•	The company repurchased $28.4 million of stock during the quarter.

“Cooper generated another strong quarter of operating profit, achieving a record for the first nine months of this year. Excluding the $11.5 million pension settlement charge, our third quarter operating profit would have been 11.9 percent of net sales, a result that continues to be above our medium-term goals. Despite a decline in net sales, our Americas segment generated operating profit margin of more than 15 percent, including the impact of the preliminary tariffs on truck and bus radial (TBR) tires imported from China into the United States. The International segment, which continued to improve its performance, delivered an operating profit for the second consecutive quarter. Cooper continues to execute on our strategy to deliver shareholder value, including returning cash to shareholders through our quarterly dividend and share repurchases, which totaled more than $28 million during the third quarter,” said President & Chief Executive Officer Brad Hughes.

Consolidated Results:

Cooper Tire	Q3 2016 ($M)		Q3 2015 ($M)	Change
Net Sales	$751		$782	(4.0)%
Operating Profit	$78	*	$82	(4.8)%
Operating Margin	10.4%		10.5%	(0.1	) ppts.

*Includes $11.5 million non-cash pension settlement charge

Consolidated Third Quarter Results:

•	Third quarter net sales were $751 million, a decrease of 4.0 percent compared with $782 million in the third quarter of 2015. Third quarter results were negatively impacted by $17 million of unfavorable price and mix, primarily due to net price reductions related to lower raw material costs, as well as $13 million of negative foreign currency impact and $1 million from lower unit volume.

•	Third quarter 2016 operating profit was $78 million compared with $82 million for the same period last year. Operating profit decreased as a result of the non-cash pension settlement charge of $11.5 million, $9 million of higher manufacturing costs and $1 million of negative foreign currency impact. These declines were partially offset by $8 million of favorable SG&A expense, as well as $9 million of favorable raw material costs, net of price and mix. Raw material costs are inclusive of tariffs, including the preliminary TBR duties.

-more-

Cooper Tire Q3 2016—2

•	Third quarter SG&A expense was $63 million, which compares with $72 million in the third quarter of 2015. SG&A expense for the quarter decreased to 8.4 percent of net sales, from 9.2 percent of net sales in the third quarter of 2015. The reduction in SG&A was primarily the result of decreased incentive compensation and lower brand and marketing program expense.

•	Higher manufacturing costs were concentrated in the Americas segment and were primarily related to the greater complexity of manufacturing more higher value, higher margin tires as well as the impact of lower production volumes.

•	The effective tax rate for the third quarter was 32.0 percent, compared with 31.4 percent last year. The tax rate increase was primarily due to discrete items which were recorded in the third quarter of the prior year related to research and development tax credits and the release of reserves for effectively settled uncertain tax positions. The tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

•	At quarter end, Cooper had $450 million in cash and cash equivalents, compared with $424 million at the end of the same period last year. Capital expenditures in the third quarter were $41 million compared with $40 million in the same period last year.

•	In February 2016, the company announced an extended and increased $200 million share repurchase program. During the third quarter, 865,163 shares were repurchased for $28.4 million at an average price of $32.78 per share. Purchases have continued in the fourth quarter under this authorization with an additional 196,138 shares purchased at an average cost of $37.50 per share for $7.4 million through Oct. 26, 2016. The remaining repurchase authorization is $128 million and expires on Dec. 31, 2017. Since share repurchases began in August 2014, the company has repurchased a total of 11.7 million shares at an average price of $33.93 per share.

Americas Tire Operations:

Americas Tire Operations	Q3 2016 ($M)	Q3 2015 ($M)	Change
Net Sales	$673	$702	(4.2)%
Operating Profit	$102	$102	-
Operating Margin	15.1%	14.6%	0.5.	ppts.

Third quarter net sales in the Americas segment declined 4.2 percent as a result of $24 million of unfavorable price and mix, $4 million of negative foreign currency impact and $1 million due to lower unit volume. Segment unit volume decreased 0.1 percent compared with the same period last year, with an increase in unit volume in Latin America that was more than offset by decreased unit volume in North America. Cooper’s total light vehicle tire shipments in the United States decreased 4.2 percent during the quarter due primarily to a decline in private brand distributor shipments. Cooper brand product shipments increased by 1.5 percent. The Rubber Manufacturers Association (RMA) reported that its member shipments in the United States were down 2.7 percent. Total industry shipments (including an estimate for non-RMA members) increased 3.0 percent for the period. Cooper’s commercial truck tire shipments for the United States were up 25.8 percent during the third quarter, outperforming both the industry and the RMA.

Third quarter operating profit was $102 million, or 15.1 percent of net sales, compared with $102 million, or 14.6 percent of net sales, in the third quarter of 2015. Operating profit was impacted by $6 million of favorable SG&A costs, $2 million of favorable raw material costs, net of price and mix, and $1 million of favorable other expense. These improvements were offset by $9 million of unfavorable manufacturing costs.

-more-

Cooper Tire Q3 2016—3

International Tire Operations:

International Tire Operations	Q3 2016 ($M)	Q3 2015 ($M)	Change
Net Sales	$113	$119	(5.1)%
Operating Profit (Loss)	$3	$(5)	161.3%
Operating Margin	2.9%	(4.5)%	7.4	ppts.

Third quarter net sales in the International segment declined 5.1 percent as a result of $8 million of negative foreign currency impact and $6 million of lower unit volume, partially offset by $8 million of favorable price and mix. Segment unit volume was down 4.7 percent, with decreased unit volume in sales to intercompany segments for sale in the United States and lower unit volume in the European market. This was partially offset by continued growth in the domestic China market led by strong original equipment tire sales.

The third quarter operating profit was $3 million compared with an operating loss of $5 million in the third quarter of 2015. The improvement was driven by $8 million of favorable raw material costs, net of price and mix, and $1 million of favorable SG&A expense. These improvements were partially offset by $1 million of negative foreign currency impact.

Outlook

Third quarter raw material costs increased 4 percent from the second quarter of 2016, which was in line with the company’s expectations. The company’s internal raw material index increased from 135.5 in the second quarter to 141.2 in the third quarter. Cooper anticipates fourth quarter raw material costs will be up modestly from the third quarter.

The company’s planned acquisition of a majority interest in GRT, a joint venture in China to produce TBR tires for global markets, is on track. Cooper expects the transaction to close in the fourth quarter, pending certain permits and approvals by the Chinese government.

Management expectations for the full year 2016 include:

•	Global unit volume growth in the fourth quarter.
•	Total company operating margin, excluding the impact of acquisitions and non-cash pension settlement charges, is expected to be modestly above 2015 levels.
•	The International segment, excluding the impact of acquisitions, is expected to perform better than originally anticipated for the full year 2016. Management expects the segment to deliver a modest full-year profit.
•	Effective tax rate for full year 2016 is expected to be in a range of 32 percent to 34 percent.
•	Capital expenditures, excluding the impact of acquisitions, are expected to range from $180 million to $200 million for the year. The company continues to invest in organic growth and margin improvement initiatives across all regions, and this updated projection more accurately reflects expected timing of capital spending for those investments.

“The Cooper business model remains a solid foundation for growth and continued profitability,” Hughes said.  “We continue to successfully shift our mix to higher margin products, including growing the Cooper brand, and we remain focused on improving our cost structure by optimizing our global manufacturing footprint and investing in automation. These initiatives are driving our strong operating margins in the Americas segment. In China, we are rapidly growing our OE business and expanding our TBR business, which will be aided by the pending acquisition of a majority interest in GRT.

“Looking ahead, we expect that the benefit of lower raw material costs will moderate, and global markets will continue to be very competitive. We will stay focused on continuing to generate strong profit performance across the business as well as driving unit volume growth, which we expect to be led by growth in Latin America and Asia. I am proud of the Cooper teams around the world for staying committed to the effective execution of our strategic plan, which is essential as we work to achieve the ambitious goals we have for Cooper’s growth and profitability in the future.”

-more-

Cooper Tire Q3 2016—4

Third Quarter 2016 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the third quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb161031.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Forward-Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the United States and other countries, or the performance of the company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duties for passenger car and light truck tires imported into the United States from China; and duties from the ongoing investigation into truck and bus tires imported into the United States from China;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s referendum on withdrawal from the European Union;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement an ERP system;
•	the risks associated with doing business outside of the United States;

-more-

Cooper Tire Q3 2016—5

•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions, such as the proposed acquisition of a majority interest in China based Qingdao Ge Rui Da Rubber Co., Ltd., including the failure to successfully complete acquisitions or integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partner or suppliers, including any changes with respect to the production of Cooper-branded products by CCT, the company’s former joint venture in China;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statement in this release is based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies. As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company uses adjusted operating profit, net income and earnings per share to evaluate the performance of the company’s operations exclusive of certain items affecting comparability of results from period to period. The company believes that information about operating profit, net income and earnings per share exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the company’s business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business.

###

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$750,913	$782,368	$2,140,982	$2,197,355
Cost of products sold	597,961	628,414	1,657,932	1,751,754
Gross profit	152,952	153,954	483,050	445,601

Selling, general and administrative expense	63,262	71,787	192,339	193,652
Pension settlement charge	11,462	-	11,462	-
Operating profit	78,228	82,167	279,249	251,949

Interest expense	(6,795)	(5,889)	(19,717)	(18,485)
Interest income	1,018	533	2,907	1,609
Other non-operating income	1,785	1,362	4,672	3,034
Income before income taxes	74,236	78,173	267,111	238,107

Provision for income taxes	23,757	24,524	86,509	81,818
Net income	50,479	53,649	180,602	156,289

Net income attributable to noncontrolling shareholder interests	1,176	473	1,545	2,769

Net income attributable to Cooper Tire & Rubber Company	$49,303	$53,176	$179,057	$153,520

Basic earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.91	$0.94	$3.26	$2.68

Diluted earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.90	$0.93	$3.23	$2.65

Weighted average shares outstanding (000s):
Basic	54,055	56,693	54,869	57,332
Diluted	54,680	57,232	55,459	57,934

Segment information:
Net sales
Americas Tire	$672,641	$702,460	$1,906,699	$1,973,993
International Tire	112,789	118,903	339,693	350,853
Eliminations	(34,517)	(38,995)	(105,410)	(127,491)

Operating profit (loss):
Americas Tire	$101,522	$102,475	$323,667	$301,039
International Tire	3,265	(5,329)	4,645	(11,755)
Unallocated corporate charges	(26,442)	(15,416)	(48,191)	(40,084)
Eliminations	(117)	437	(872)	2,749

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	September 30,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$450,348	$424,232
Notes receivable	5,947	10,917
Accounts receivable	434,580	423,731
Inventories	496,095	464,848
Other current assets	44,797	52,548
Total current assets	1,431,767	1,376,276

Net property, plant and equipment	812,291	769,305
Goodwill	18,851	18,851
Intangibles	132,380	134,047
Restricted cash	1,014	791
Deferred income tax assets	133,990	170,807
Other assets	15,575	16,336
Total assets	$2,545,868	$2,486,413

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$12,222	$17,646
Accounts payable	225,662	228,939
Accrued liabilities	221,258	222,385
Income taxes payable	10,973	12,036
Current portion of long-term debt	600	600
Total current liabilities	470,715	481,606

Long-term debt	295,874	296,389
Postretirement benefits other than pensions	251,219	263,885
Pension benefits	284,223	329,938
Other long-term liabilities	145,048	146,015
Deferred income tax liabilities	2,049	3,856
Total parent stockholders' equity	1,060,752	926,433
Noncontrolling shareholder interest in consolidated subsidiary	35,988	38,291
Total liabilities and equity	$2,545,868	$2,486,413

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)	Nine Months Ended
	September 30,
	2016	2015
Operating activities:
Net income	$180,602	$156,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,928	90,588
Stock-based compensation	11,800	11,710
Change in LIFO inventory reserve	(3,426)	(45,132)
Amortization of unrecognized postretirement benefits	32,266	34,641
Pension settlement charge	11,462	-
Changes in operating assets and liabilities:
Accounts and notes receivable	(67,940)	(66,628)
Inventories	(89,877)	(5,762)
Other current assets	(13,788)	(19,193)
Accounts payable	13,370	(24,849)
Accrued liabilities	19,008	45,489
Other items	(13,725)	(43,911)
Net cash provided by operating activities	176,680	133,242

Investing activities:
Additions to property, plant and equipment and capitalized software	(126,921)	(128,601)
Proceeds from the sale of assets	331	1,555
Net cash used in investing activities	(126,590)	(127,046)

Financing activities:
Net payments on short-term debt	(645)	(39,131)
Repayments of long-term debt	(600)	(3,125)
Payment of financing fees	-	(2,586)
Repurchase of common stock	(82,486)	(82,800)
Payment of dividends to noncontrolling shareholder	(804)	(917)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(17,242)	(17,998)
Issuance of common shares and excess tax benefits on stock options	3,710	19,665
Net cash used in financing activities	(98,067)	(126,892)

Effects of exchange rate changes on cash	(6,832)	(6,724)

Net change in cash and cash equivalents	(54,809)	(127,420)

Cash and cash equivalents at beginning of year	505,157	551,652

Cash and cash equivalents at end of period	$450,348	$424,232

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three months ended September 30, 2016
	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Pension settlement charge	Operating profit	Operating profit %
Reported (GAAP)	$750,913	$597,961	$152,952	$63,262	$11,462	$78,228	10.4%
Pension settlement charge	$-	$-	$-	$-	$(11,462)	$11,462	-
Adjusted (Non-GAAP)	$750,913	$597,961	$152,952	$63,262	$-	$89,690	11.9%

	Three months ended September 30, 2016

	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$74,236	$23,757	$50,479	$1,176	$49,303
Pension settlement charge	$11,462	$3,756	$7,706	$-	$7,706
Adjusted (Non-GAAP)	$85,698	$27,513	$58,185	$1,176	$57,009

	Three months ended September 30, 2016

	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$49,303	54,680	$0.90
Pension settlement charge	$7,706	-	$-
Adjusted (Non-GAAP)	$57,009	54,680	$1.04